Exhibit 10.1

Odyssey Marine Exploration, Inc.,

2024 Executive Compensation Plan

This 2024 Executive Compensation Plan (this “Compensation Plan”), effective as of July 8, 2024 (the “Effective Date”), sets forth the terms and conditions on which a bonus may be paid to eligible executives of Odyssey Marine Exploration, Inc. (“Odyssey” or the “Company”).

The course of Odyssey’s business transition into deep-sea mineral exploration, which the Company expected to lead with its significant investment into Exploraciones Oceánicas S. de R.L. de C.V. (“ExO”), was materially altered and derailed for several years due to what Odyssey’s management believes was an illegal denial of an environmental permit by the United Mexican States (“Mexico”). The arbitration that Odyssey ultimately commenced against Mexico to protect its investment and the interests of all of its stakeholders, including its employees, has resulted in thousands of hours of work for Odyssey employees beyond their regular responsibilities and cash constraints that have consistently adversely affected the payment of compensation. The Board of Directors of the Company (the “Board”) has recognized that any gain by Odyssey from the arbitration or ownership of ExO would not have been possible without the incredible dedication and hard work of its employees in leading and supporting the arbitration and in maintaining the Company through this difficult period. Although the Company has achieved great success with many of its strategic goals over the last few years, the Company has not been able to offer a cash annual incentive plan for 2023 or 2024. In 2023, the Company adopted a 2023 Special Bonus Plan in the place of any short-term incentive plan for all employees for 2023. This Compensation Plan is adopted by the Company in the place of any short-term incentive plan for the executives of the Company for 2024.

In addition to recognizing the significant dedication, work and sacrifice of Odyssey’s executives to achieve a positive outcome for Odyssey with respect to ExO and to continue to achieve success in other areas of the business with limited resources, the Compensation Committee of the Board considered the following in adopting this Compensation Plan:

•
The Company has not been able to deliver to its executives the short-term incentive structure that is intended to be a key component of the compensation plans used to recruit and retain the executives.
•
The current three-person executive team has absorbed the workload formerly carried by five executives, at an annual savings of approximately $600,000 in base salaries. That additional workload includes the duties of the former CFO, including raising capital and managing a restatement of the Company’s 2022 financial statements, adding hundreds of additional hours of work to the team’s workload. Although each of the Company’s executives received a special, one-time bonus in recognition of their extraordinary work in the restatement of the Company’s financial statements, they have not been fully compensated for their efforts outside of their assigned duties.
•
The executive team has remained committed to creating and maintaining exceptional shareholder value currently, and their skills will be required for the Company to continue to do in the event of a significant arbitration award. The Board of Directors has recognized that there will be additional extraordinary work in the event of such an award to monetize the award and to address the significant tax, legal and accounting issues that would result from an award.
•
The Compensation Committee has determined that the specific experience and institutional knowledge of the current executive team would be indispensable and irreplaceable in the event of a significant award, there is a

Exhibit 10.1

critical and immediate need for a powerful incentive tool to retain the current executive team to ensure that the Company has the management that it needs, as well as to incentivize the executive team to continue its efforts to maximize any monetary outcome with respect to ExO.

The Compensation Committee therefore has determined that the Company will pay to eligible executives a special cash bonus payment if the Company profits significantly from its ownership of ExO, subject to the conditions set forth in this Compensation Plan. Eligible executives of Odyssey will be entitled to a special cash bonus payment (the “Executive Bonus”) if the special bonus conditions set forth in this Compensation Plan are met.

Executive Bonus Conditions

For the Executive Bonus to be payable, all of the following conditions (the “Executive Bonus Conditions”) must be met:

1.
On or prior to December 31, 2025, either (a) the tribunal in Odyssey’s pending arbitration against Mexico under the North American Free Trade Agreement (the “Arbitration”) issues a decision in favor of and a monetary award to Odyssey and/or ExO (an “Award” and the date on which such decision is reported to Odyssey, the “Award Date”); or (b) (i) Odyssey enters into an agreement with Mexico settling the Arbitration or Odyssey, Oceanica Resources, S. de R.L. (“Oceanica Resources”) or ExO enters into and (ii) executes a purchase agreement with a third party pursuant to which Odyssey, Oceanica Resources or ExO is entitled to receive a monetary payment (a “Settlement”, the date of any such agreement, the “Settlement Date”) relating to ExO or its mineral licenses;
2.
The gross amount of the Award or Settlement (the “Gross Amount”) is at least $150 million;
3.
The Company’s notes issued on March 6, 2023, in the principal amounts outstanding on the Effective Date, have been satisfied in full or have been amended to extend the maturity date thereof to at least March 6, 2025;
4.
Odyssey has received cash from any source, including but not limited to exercise of warrants, new debt or equity issuances, sales of assets, or monetization or liquidation of the Award or Settlement, on or after July 1, 2024, (such funding amount, the “Capital Amount”) in an aggregate amount of not less than $7 million (which, together with the Company’s cash on hand as of the Effective Date, represents one year of funding for the Company’s operations plus $1 million of funding for the Executive Bonus) (the “Working Capital Amount” and such funding condition, the “Funding Condition”).

Given the ordinary uncertainty of arbitration outcomes and the lack of guarantees surrounding the ExO investment, as well as with respect to Odyssey’s ability to raise sufficient capital for operations and to make the Executive Bonus payments, Odyssey and any individual eligible to participate in this Compensation Plan should recognize that there is no certainty that the Executive Bonus Conditions will be satisfied or of any payment of an Executive Bonus, nor is there any guarantee even if a payment occurs that it will be a definite amount.

Eligibility for Executive Bonus

To be eligible to receive payment of the Executive Bonus:

1.
An individual must be employed full-time by Odyssey on July 1, 2024, as its Chief Executive Officer, President and Chief Operating Officer or General Counsel and Secretary (each, a “Participating Executive”); and

Exhibit 10.1

2.
If an individual is no longer a full-time employee of Odyssey when the Executive Bonus or any portion of the Executive Bonus is payable, the individual’s employment with Odyssey must not have been terminated by Odyssey for Cause or voluntarily by the individual. “Cause” means dismissal for: (i) willfully engaging in misconduct that is materially injurious to Odyssey; (ii) willful and repeated failure to discharge duties of the individual’s employment by Odyssey (other than any such failure resulting from incapacity due to physical or mental illness or disability); (iii) conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony or a crime that constitutes a misdemeanor involving moral turpitude; (iv) performance of an illegal act that is materially injurious to Odyssey while purporting to act on Odyssey’s behalf; (v) conviction of or a plea of guilty or nolo contendere to a crime that constitutes embezzlement, misappropriation, or fraud; or (vi) material breach of Odyssey’s code of ethics or its confidentiality, insider trading or anti-corruption and anti-bribery policies in a manner that is materially injurious to Odyssey. A termination will not be for “Cause” pursuant to clauses (i), (ii), (iv) or (vi), to the extent such conduct is curable, unless Odyssey has notified the individual in writing describing the conduct and prescribing conduct required to cure such conduct and the individual has failed to cure the conduct within ten business days after the individual’s receipt of such written notice. For purposes of this definition of Cause, no act or failure to act on the individual’s part will be considered willful if it is done, or omitted to be done, by the individual in good faith and with a good faith belief that his or her act or omission was in the best interests of Odyssey.

Each individual meeting all of the criteria set forth above is an “Eligible Executive.”

Executive Bonus Amount and Payment

Subject to the terms of this Compensation Plan, Odyssey will pay the Executive Bonus to each Eligible Executive as follows:

1.
Subject to subsection 1(c) below, on or prior to the 30th day following the later of (x) an Award Date or Settlement Date and (y) the date on which the Funding Condition is satisfied (the “Initial Payment Date”), Odyssey shall pay Executive Bonuses to each Eligible Executive, on a Pro Rata Basis, in the aggregate, amount of:
a.
the lesser of the Total Bonus Amount or $1 million; plus
b.
if the Total Bonus Amount exceeds $1 million, fifty percent of the amount by which the Capital Amount exceeds the Working Capital Amount.
c.
Notwithstanding the foregoing, if the Total Bonus Amount for any Eligible Executive exceeds 200% of such Eligible Executive’s base salary as of the Effective Date, fifty percent of the Total Bonus Amount shall be payable in accordance with the immediately preceding subsections (a) and (b), and fifty percent shall be payable on the first anniversary of the Initial Payment Date.

“Pro Rata Basis” means a pro rata basis based on the base salaries of the Eligible Executives as of the Effective Date.

“Total Bonus Amount” means the amount set forth on Exhibit A to this Compensation Plan for all Eligible Executives based on the amount of the Award or Settlement, as such amount may be reduced pursuant to subsection 3 below.

2.
On or prior to the 15th day following each calendar quarter thereafter until the Total Bonus Amount is paid in full, Odyssey shall pay Executive Bonuses on a Pro Rata Basis to each Eligible Executive in an aggregate amount equal to fifty percent of the Working Capital Amount received by Odyssey during such calendar quarter.

Exhibit 10.1

3.
Notwithstanding the foregoing, if any Participating Executive is not an Eligible Executive on the Initial Payment Date or any subsequent payment date, the Total Bonus Pool will be reduced by the amount to which such Participating Executive would have been entitled on or after such payment date if such executive had been an Eligible Executive.

Any payment of an Executive Bonus will not reduce any other compensation to which an Eligible Executive is entitled. In the event of death of any Eligible Executive after the Effective Date, the Company will pay any Executive Bonus to the Eligible Executive’s estate or designated beneficiaries.

Administration

This Compensation Plan shall be administered by the Compensation Committee or, in the Board’s sole discretion, by the Board. Subject to the terms of this Compensation Plan, the Compensation Committee's charter and applicable laws, and in addition to other express powers and authorization conferred by this Compensation Plan, the Compensation Committee shall have the authority:

1.
to construe and interpret this Compensation Plan and apply its provisions;
2.
to authorize any person to execute, on behalf of Odyssey, any instrument required to carry out the purposes of this Compensation Plan;
3.
to determine whether any individual is an Eligible Executive;
4.
to determine all amounts due and payments under this Compensation Plan, including the amount of Total Bonus;
5.
to interpret, administer, reconcile any inconsistency in, correct any defect in, and/or supply any omission in this Compensation Plan and any instrument or agreement relating to this Compensation Plan; and
6.
to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of this Compensation Plan.

All decisions and determinations made by the Compensation Committee or, if applicable, the Board shall be final and binding on Odyssey and all Eligible Executives.

General Provisions

1.
Odyssey shall have the right to withhold from any amount payable under this Compensation Plan any federal, state, and local taxes or other payroll deduction required for Odyssey to satisfy any withholding tax obligation it may have under any applicable law or regulation.
2.
This Compensation Plan shall be unfunded. Neither Odyssey, the Board, nor the Compensation Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under this Special Compensation Plan.
3.
The costs of administering this Compensation Plan shall be paid by Odyssey.

Exhibit 10.1

4.
If any of the provisions of this Compensation Plan is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability, and the remaining provisions shall not be affected thereby.
5.
The headings in this Compensation Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.
6.
The Compensation Committee's determinations under this Compensation Plan, including but not limited to with respect to any discretionary amount under this Compensation Plan, need not be uniform and may be made by it selectively among persons who are Eligible Employees.

Taxes

Section 409A of the Code

The Company intends that the Compensation Plan comply with the requirements of Section 409A of the Internal Revenue Code (“Code Section 409A”), or an exemption thereunder, and the Special Compensation Plan shall be operated, construed, administered and interpreted in accordance with Section 409A.. Each installment payment under this Compensation Plan shall be treated as a separate payment for purposes of Code Section 409A

Notwithstanding the foregoing, the Company makes no representation that the payments and benefits provided under this Compensation Plan complies with Code Section 409A of the Code and shall in no event have liability for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by any Eligible Employee for any failure to comply with Code Section 409A.

Notwithstanding anything in this Compensation Plan to the contrary and to the extent required to comply with Code Section 409A, if an Eligible Employee is a Specified Employee (as defined in Section 409A(a)(2)(B)(i) of the Code and Treas. Reg. Section 1.409A-1(i)) as of a payment date under this Compensation Plan, to the extent required under Code Section 409A, the Company shall make no distribution of such Eligible Executive's payment until the first payroll date of the seventh month following the Eligible Executive's separation from service from the Company (or, if earlier, upon the date of the Eligible Executive's death) (the “Specified Employee Payment Date”). Any payments to which a Eligible Executive otherwise would have been entitled under the Compensation Plan during the period between the original payment date (but for this section) and the Specified Employee Payment Date shall be accumulated and paid in a lump sum payment on the Specified Employee Payment Date and shall not be accrue interest during such period.

Amendment

This Compensation Plan may be (a) amended by the Board to extend any of the dates set forth in this Compensation Plan, subject to any applicable restrictions under Code Section 409A; and (b) otherwise amended or terminated (in accordance with Code Section 409A) then in office; provided that, to the extent such amendment would adversely affect an Eligible Executive, such amendment shall only be effective if agreed to in writing by the Eligible Executive. As used in this Compensation Plan, “Continuing Director” means any individual (i) who was a member of the Board on the Effective Date; (ii) whose election or nomination to the Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the Board; or (iii) whose election or nomination to the Board

Exhibit 10.1

was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of the Board.

Data Protection.

By participating, or accepting any rights granted under, this Compensation Plan, each Eligible Executive consents to the collection and processing of personal data relating to the Eligible Executive so that the Company and its affiliates can fulfill their obligations and exercise their rights under this Compensation Plan and generally administer and manage this Compensation Plan. This data will include, but may not be limited to, data about participation in this Compensation Plan and Total Bonus Award from time to time and other appropriate financial and other data about the Eligible Executive and the Eligible Executive's participation in this Compensation Plan.

Notices.

Notices required or permitted to be made under this Compensation Plan shall be in writing and shall be deemed given, delivered and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via email or facsimile prior to 5:00 p.m. (New York time) on a business day, (b) the business day after the date of transmission, if such notice or communication is delivered via email or facsimile later than 5:00 p.m. (New York time) on any business day and earlier than 11:59 p.m. (New York time) on the day preceding the next business day, (c) one (1) business day after when sent, if sent by nationally recognized overnight courier service (charges prepaid), or (d) upon actual receipt by the person to whom such notice is required to be given. All notices shall be addressed: (i) to an Eligible Executive at such Eligible Executive's address as set forth in the books and records of the Company, or (ii) to the Company at the principal office of the Company clearly marked “Attention: Board of Directors”.

Severability.

Whenever possible, each provision of this Compensation Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Compensation Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Compensation Plan shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Prior Agreements.

No provision of any employment, severance, incentive award or other similar agreement entered into by an Eligible Executive, on the one hand, and the Company or any of its affiliates, on the other hand, prior to the Effective Date shall modify or have any effect in any manner on any provision of this Compensation Plan.

Governing Law and Forum; Waiver of Jury Trial.

This Compensation Plan shall be construed under the laws of the State of Florida without regard to principles of conflicts of law. Each Eligible Executive consents to the exclusive jurisdiction in the United States District Court for the Middle District of Florida, Tampa Division, or the state courts in Tampa, Florida, for the determination of all disputes arising from this Compensation Plan and waives any rights to remove or transfer the case to another court. EACH ELIGIBLE EXECUTIVE

Exhibit 10.1

IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH ELIGIBLE EXECUTIVE IN RESPECT OF THE ELIGIBLE EXECUTIVE'S RIGHTS OR OBLIGATIONS HEREUNDER.

Construction.

Unless otherwise expressly provided herein, the words “include,” “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.” Where specific language is used to clarify by example a general statement contained herein (such as by using the words “such as”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. Whenever required by the context, any pronoun used in this Compensation Plan shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

This Compensation Plan was duly adopted by the Board of Directors as of July 8, 2024.

Odyssey Marine Exploration, Inc.

By /s/ Jon D. Sawyer

Jon D. Sawyer

Chair, Compensation Committee

of the Board of Directors